Exhibit 99.1

2222  NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2017 Third Quarter Results

•	Revenue and earnings increase 7% and 14%, respectively, over prior year’s third quarter
•	U.S. Irrigation equipment revenue increased on higher selling prices and improved volume
•	Infrastructure revenue and earnings growth drive overall improvement in results

OMAHA, Neb., June 29, 2017—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its third quarter ended May 31, 2017.

Third Quarter Results

Third quarter fiscal 2017 revenues were $151.5 million compared to revenues of $141.3 million in the prior year’s third quarter.  Net earnings for the quarter were $11.0 million or $1.02 per diluted share compared with net earnings of $9.6 million or $0.90 per diluted share in the third quarter of the prior year.

Irrigation segment revenues for the third quarter were $120.0 million, an increase of two percent compared to $117.3 million in the prior year’s third quarter.  U.S. irrigation revenues were $75.2 million, increasing two percent over the third quarter of the prior year, as the impact of higher average selling prices and improved irrigation equipment unit volume was partially offset by lower revenue from other irrigation components.  International irrigation revenues were $44.8 million, an increase of two percent compared to the third quarter of the prior year, driven by the continuation of a notable recovery in Brazil, increased project activity in developing markets, and a slightly favorable currency translation impact.  Lower revenues in other international markets partially offset those increases.  Infrastructure segment revenues for the third quarter increased 31 percent over the prior year’s third quarter to $31.5 million, driven by higher Road Zipper® system sales and lease revenue and increased sales of road safety products in international markets.

Gross margin for the third quarter of fiscal 2017 was 30.3 percent of sales compared to 29.6 percent of sales in the prior year’s third quarter.  Improved margin in the infrastructure segment was partially offset by slightly lower gross margin in the irrigation segment.  Improved infrastructure margin resulted from higher Road Zipper system sales and lease revenue and volume leverage from higher road safety product sales.  International irrigation margin was lower due to a less-favorable regional sales mix compared to the prior year.  U.S. irrigation margin increased compared to the prior year due to higher margin from technology products, partially offset by the impact of higher material costs.

Operating expenses for the third quarter of fiscal 2017 were $28.5 million, an increase of $2.0 million compared to the third quarter in the prior year.  The increase resulted primarily from higher product development costs and professional fees.  Operating expenses were 18.8 percent of sales in the third quarter of fiscal 2017 compared with 18.7 percent of sales in the third quarter of the prior year.  Operating margins were 11.5 percent in the third quarter of fiscal 2017 compared to 10.8 percent in the prior year’s third quarter.

Cash and cash equivalents at the end of the third quarter were $113.2 million compared to $101.2 million at the end of the prior fiscal year and $91.5 million at the end of the prior year’s third quarter.  There were no share repurchases made during the third quarter of fiscal 2017.  A total of $63.7 million remains available under the Company’s share repurchase program as of May 31, 2017.

The backlog of unshipped orders at May 31, 2017 was $70.1 million compared with $61.2 million at May 31, 2016.  Higher order backlog in the irrigation segment was partially offset by slightly lower order backlog in the infrastructure segment compared to the prior year.

Nine Month Results

Total revenues for the nine months ended May 31, 2017 were $386.0 million, an increase of one percent compared to $383.5 million in the same prior year period.  Net earnings were $16.8 million or $1.58 per diluted share compared with $12.5 million or $1.13 per diluted share in the same prior year period.

Irrigation segment revenues of $316.1 million for the nine months ended May 31, 2017 declined two percent from $321.7 million in the same prior year period.  Compared to the prior year period, U.S. irrigation revenues of $187.0 million declined nine percent and international irrigation revenues of $129.1 million increased 11 percent.  Infrastructure segment revenues increased 13 percent to $69.9 million for the nine months ended May 31, 2017 compared to the same prior year period, due to higher Road Zipper system sales and lease revenue and increased demand for road safety products.

Outlook

Rick Parod, President and Chief Executive Officer, commented, “Irrigation segment results for the third quarter reflect a level of stabilization in the U.S. irrigation equipment market, a continued recovery in Brazil, and increased project activity in developing international markets.  Irrigation operating margin performance in the U.S. continues to benefit from the strength and growth of our technology products.  Stronger infrastructure segment results for the quarter reflect continued growth and performance of our global Road Zipper business, as well as international market growth for our road safety products.”

Parod continued, “Grower sentiment in the U.S. is showing signs of improvement. However, overall market conditions and demand for capital investment continue to be constrained by lower commodity prices and farm income.  Absent a sustainable upturn in commodity prices, we expect irrigation growth opportunities to come primarily from international markets in the near term.  The longer-term drivers for our markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectations for growth.”

Third-Quarter Conference Call

Lindsay’s fiscal 2017 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today.  Interested investors may participate in the call by dialing (877) 317-6789 in the U.S., or (412) 317-6789 internationally, and request the Lindsay Corporation call.  Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com.  Replays of the conference call will remain on our Web site through the next quarterly earnings release.  The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor.  The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name.  At May 31, 2017, Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016

Operating revenues	$151,533	$141,319	$386,048	$383,514
Cost of operating revenues	105,627	99,511	278,827	274,847
Gross profit	45,906	41,808	107,221	108,667

Operating expenses:
Selling expense	10,451	10,606	30,565	30,961
General and administrative expense	13,693	11,882	35,278	43,925
Engineering and research expense	4,348	3,995	12,707	11,402
Total operating expenses	28,492	26,483	78,550	86,288

Operating income	17,414	15,325	28,671	22,379

Interest expense	(1,156)	(1,179)	(3,566)	(3,576)
Interest income	545	127	881	520
Other expense, net	(606)	(208)	(818)	(1,055)

Earnings before income taxes	16,197	14,065	25,168	18,268

Income tax expense	5,245	4,421	8,331	5,809

Net earnings	$10,952	$9,644	$16,837	$12,459

Earnings per share:
Basic	$1.03	$0.90	$1.58	$1.13
Diluted	$1.02	$0.90	$1.58	$1.13

Shares used in computing earnings per share:
Basic	10,677	10,709	10,657	10,997
Diluted	10,705	10,732	10,682	11,019

Cash dividends declared per share	$0.29	$0.28	$0.87	$0.84

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	August 31,
(in thousands)	2017	2016	2016

ASSETS
Current assets:
Cash and cash equivalents	$113,212	$91,498	$101,246
Restricted cash	-	2,029	2,030
Receivables, net	86,772	81,915	80,610
Inventories, net	88,601	82,845	74,750
Prepaid expenses	4,944	4,068	3,671
Other current assets	11,877	14,373	14,468
Total current assets	305,406	276,728	276,775

Property, plant, and equipment, net	74,409	79,160	77,627
Intangibles, net	43,874	48,367	47,200
Goodwill	76,843	76,778	76,803
Deferred income tax assets	6,027	3,473	4,225
Other noncurrent assets, net	4,728	5,054	4,885
Total assets	$511,287	$489,560	$487,515

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,256	$40,805	$32,268
Current portion of long-term debt	200	196	197
Other current liabilities	62,501	55,651	55,395
Total current liabilities	102,957	96,652	87,860

Pension benefits liabilities	6,628	6,362	6,869
Long-term debt	116,826	117,025	116,976
Deferred income tax liabilities	1,111	1,278	1,223
Other noncurrent liabilities	20,060	23,307	23,020
Total liabilities	247,582	244,624	235,948

Shareholders' equity:
Preferred stock	-	-	-
Common stock	18,773	18,713	18,713
Capital in excess of stated value	61,709	56,766	57,338
Retained earnings	474,483	462,201	466,926
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(14,022)	(15,506)	(14,172)
Total shareholders' equity	263,705	244,936	251,567
Total liabilities and shareholders' equity	$511,287	$489,560	$487,515

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands)	Nine months ended
	May 31, 2017	May 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$16,837	$12,459
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	12,337	12,771
Provision for uncollectible accounts receivable	(408)	(1,161)
Deferred income taxes	(1,383)	(4,737)
Share-based compensation expense	2,798	2,440
Other, net	226	755
Changes in assets and liabilities:
Receivables	(5,737)	(6,704)
Inventories	(13,217)	(7,732)
Prepaid expenses and other current assets	3,255	(1,425)
Accounts payable	8,182	1,452
Other current liabilities	4,734	(205)
Other noncurrent assets and liabilities	(3,158)	12,389
Net cash provided by operating activities	24,466	20,302

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(6,219)	(10,073)
Proceeds from settlement of net investment hedges	2,054	2,317
Payments for settlement of net investment hedges	(948)	(2,719)
Other investing activities, net	137	1,118
Net cash used in investing activities	(4,976)	(9,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	2,455	113
Common stock withheld for payroll tax withholdings	(635)	(712)
Principal payments on long-term debt	(147)	(144)
Repurchase of common shares	-	(48,335)
Dividends paid	(9,280)	(9,161)
Net cash used in financing activities	(7,607)	(58,239)

Effect of exchange rate changes on cash and cash equivalents	83	(301)
Net change in cash and cash equivalents	11,966	(47,595)
Cash and cash equivalents, beginning of period	101,246	139,093
Cash and cash equivalents, end of period	$113,212	$91,498